UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

CFS BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Indiana	000-24611	35-2042093
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (219) 836-5500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 25, 2010, the Compensation Committees of the Boards of Directors of CFS Bancorp, Inc. (the “Company”) and Citizens Financial Bank (the “Bank”) approved the CFS Bancorp, Inc. and Citizens Financial Bank Compensation Clawback Policy (the “Policy”), which applies to any vice president or above, or any commission-based employee, of the Company or the Bank (an “Employee”). Under the Policy, the Board of Directors will require the reimbursement of any bonuses, incentive payments, commissions, equity awards and other compensation, cause the cancellation of awards of restricted stock, stock appreciation rights, performance units, performance shares and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options, earned by or awarded or paid to any Employee after January 1, 2010.

The Board of Directors of the Company or the Bank will pursue any or all of the foregoing actions if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement of the financial statements of the Company or the Bank, (ii) the Employee engaged in any fraud, negligence or intentional misconduct that contributed to the need for such restatement or provided information that was either fraudulent or materially inaccurate upon which the incentive metrics for any award were based, and (iii) the amount or the award which would have been earned by or awarded or paid to the Employee had the financial results been properly reported would have been lower than the amount actually earned, awarded or paid. The Policy also permits the Board of Directors, or an applicable committee thereof, to take other action, including, but not limited to, terminating the employment of an Employee.

The information about the Policy summarized above is not intended to be a complete description of the Policy and is qualified in its entirety to the provisions of the Policy as currently or hereafter in effect.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2010

CFS BANCORP, INC.

By: /s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice President

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